Kendle Announces Fourth Quarter and Full-Year 2010 Results

-- Fourth quarter gross sales of $152.1 million, net book-to-bill of 1.3; third consecutive quarter of net book-to-bill greater than 1.2

-- Full-year net-book-to-bill of 1.1

-- Goodwill impairment and previously announced closing of early stage unit resulted in charges of $0.64 per share in the quarter

-- Non-GAAP EPS of $0.03 per share; GAAP basis ($0.62) per share in the quarter

CINCINNATI, March 2, 2011 /PRNewswire/ -- Kendle (Nasdaq: KNDL), a leading, global full-service clinical research organization, today reported new business awards of $152.1 million for the fourth quarter of 2010 versus $134.7 million for the fourth quarter of 2009. Gross book-to-bill improved 25 percent sequentially from the third quarter of 2010 to 2.0 in the fourth quarter. Net book-to-bill for the quarter was 1.3 as contract cancellations and adjustments totaled $51.2 million. New business authorizations (backlog) at Dec. 31, 2010 totaled $828.2 million, a 2.6 percent sequential improvement from Sept. 30, 2010.

"During 2010, we made significant strides toward positioning Kendle for long-term growth, including reinvigorating our sales efforts, bringing in new leadership, improving our processes, realigning our cost structure and implementing new technology," said Chairman and CEO Candace Kendle, PharmD, "I'm pleased with the progress we are making as a result of these initiatives, which will continue to enhance our ability to better serve our customers and lay the foundation for a return to top line growth going forward.''

Fourth Quarter 2010 Results

Net service revenues for the quarter ended Dec. 31, 2010, totaled $77.9 million compared with $96.6 million for the same period a year ago. The top five customers based on net service revenues accounted for 32.4 percent of total revenues versus 26.3 percent in the fourth quarter of 2009.

On a GAAP basis, loss from operations for the quarter was $11.7 million, which included $3.2 million in restructuring charges related to the previously announced closing of one of the Early Stage locations and $7.3 million in goodwill impairment charges related to the Early Stage segment. Income from operations for the fourth quarter of 2009 was $4.9 million, which included a restructuring charge of $3.8 million related to a workforce reduction initiative. On a non-GAAP basis, excluding the above restructuring and goodwill impairment charges, loss from operations for the fourth quarter was $1.3 million compared with income from operations of $8.7 million for the fourth quarter of 2009.

On a GAAP basis, net loss for the fourth quarter of 2010 was $9.2 million or $0.62 per diluted share, which included $0.16 per share related to the restructuring charge and $0.48 per share related to the goodwill impairment charge. Net income for the fourth quarter of 2009 was $2.3 million or $0.16 per diluted share, which included $0.18 per share related to a restructuring charge. On a non-GAAP basis, excluding the restructuring and goodwill impairment charges, net income for the fourth quarter was $391,000 or $0.03 per diluted share compared with net income of $5.0 million or $0.34 per diluted share for the same period last year.

Balance Sheet and Cash Flow Information

Cash and cash equivalents at Dec. 31, 2010, totaled $21.2 million compared with $52.1 million at Dec. 31, 2009.  Days sales outstanding in accounts receivables, net of advances were 41 days compared with 34 days at Dec. 31, 2009. Capital expenditures for the quarter totaled $3.0 million and were largely related to IT hardware and software. As of Dec. 31, 2010, no amounts were outstanding under the Company's revolving credit facility.

Full-Year Results

For full-year 2010, net service revenues were $333.8 million compared with $416.7 million for full-year 2009. The top five customers based on net service revenues accounted for 26.2 percent of total revenues versus 27.2 percent for the same period last year.

On a GAAP basis, loss from operations for full-year 2010 was $1.2 million, which included $4.5 million in restructuring and $7.3 million in goodwill impairment charges. Income from operations for full-year 2009 was $35.6 million, which included $10.2 million in restructuring expenses. On a non-GAAP basis, excluding goodwill impairment and restructuring charges, income from operations for full-year 2010 was $10.6 million compared with $45.7 million for full-year 2009.

On a GAAP basis, net loss for full-year 2010 was $4.6 million or $0.31 per share, which included $0.22 per share related to the restructuring charge and $0.48 per share related to the goodwill impairment charge. Net income for the full-year 2009 was $15.2 million or $1.02 per diluted share, which included $0.45 per share of restructuring charges. On a non-GAAP basis, net income, as adjusted, was $6.0 million or $0.40 per diluted share compared with net income of $22.0 million or $1.47 per diluted share for full-year 2009.

Fourth Quarter and Full-Year 2010 Conference Call and Webcast Details

Kendle will host its Fourth Quarter and Full-Year 2010 conference call and Webcast on March 3, 2011 at 1:00 p.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed at www.kendle.com. A replay of the Webcast will be available at www.kendle.com shortly after the call for on-demand replay through 5 p.m. Eastern Time on April 4, 2011.

Use of Non-GAAP Financial Measures

This press release contains adjustments to income (loss) from operations, net income (loss) and net income (loss) per share, calculated in accordance with generally accepted accounting principles ("GAAP") in the United States. These adjusted or "pro forma" results are and should be read in connection with the reconciliation provided in this press release. We believe that investors' understanding of performance is enhanced by disclosing these non-GAAP financial measures as a reasonable basis for comparison of our ongoing results of operations. Non-GAAP measures should not be considered a substitute for GAAP-based measures and results. Our non-GAAP measures may not be comparable to non-GAAP measures of other companies.

About Kendle

Kendle International Inc. (Nasdaq: KNDL) is a leading global clinical research organization providing the full range of early-to late-stage clinical development services for the world's biopharmaceutical industry. Our focus is on innovative solutions that reduce cycle times for our customers and accelerate the delivery of life-enhancing products to market for the benefit of patients worldwide. As one of the world's largest global providers of clinical development services, we offer experience spanning more than 100 countries, along with industry-leading patient access and retention capabilities and broad therapeutic expertise, to meet our customers' clinical development challenges.

Additional information and investor kits are available upon request from Kendle, 441 Vine Street, Suite 500, Cincinnati, OH 45202 or from the Company's website at www.kendle.com

Forward-Looking Statements

Certain statements and information contained in this press release may be deemed to be forward-looking statements under federal securities laws and the provisions of the Private Securities Litigation Reform Act of 1995 and Kendle intends that such forward-looking statements be subject to the safe-harbor created thereby. All such forward-looking statements, including the statements contained herein regarding anticipated trends in Kendle's business, are based largely on management's expectations and are subject to and qualified by risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, (a) dependence on the biopharmaceutical industry, including drug-development activity and outsourcing trends, (b) competitive factors in the industry, (c) effects of economic and industry conditions on revenue and earnings growth rates and on Kendle's ability to preserve profitability while managing global operations, (d) changes in regulation of the drug-development process, (e) changes in tax legislation, including proposed changes related to non-U.S. earnings, (f) the potential for contracts to be reduced in scope, terminated, or delayed with little or no notice, (g) the fixed-price nature of contracts and cost overruns, (h) the ability to continue to attract physician investigators to supervise administration of study drugs and patient volunteers to participate in clinical trials, (i) the amount of goodwill and other intangible assets on Kendle's balance sheet and the potential for write-downs of these assets if they become impaired under accounting rules, (j) Kendle's ability to service its indebtedness and maintain adequate credit facilities and credit lines, (k) risks from Kendle's various counterparties, (l) risks related to Kendle's international operations, (m) exposure to foreign currency exchange rate fluctuations, (n) dependence on the continued effectiveness and availability of information technology infrastructure, (o) implementation and deployment of Kendle's enterprise-wide reporting solution, (p) litigation and regulatory risk incident to Kendle's business, (q) dependence on the skills, experience and ongoing efforts of employees and management team in the geographic regions and therapeutic areas in which Kendle operates, (r) effects of new or revised accounting standards on Kendle's consolidated financial statements, and (s) other risks as detailed from time to time in Kendle's Annual Report on Form 10-K as well as periodic reports filed with the SEC.   In addition, no assurance can be given that Kendle will be able to realize the net service revenues from the contracts and awards included in backlog. Kendle believes that its aggregate backlog is not necessarily a meaningful indicator of future results. All information in this press release is current as of March 2, 2011. Kendle undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in Kendle's expectations.

Kendle International Inc.
Condensed Consolidated Statement of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2010	2009	2010	2009

Net service revenues	$ 77,924	$ 96,646	$ 333,766	$ 416,688
Reimbursable out-of-pocket revenues	29,960	34,290	114,493	135,224
Total revenues	107,884	130,936	448,259	551,912

Costs and expenses:
Direct costs	41,329	48,490	171,600	210,586
Reimbursable out-of-pocket costs	29,960	34,290	114,493	135,224
Selling, general and administrative expenses	33,426	35,549	135,239	144,659
Restructuring expense	3,221	3,771	4,522	10,157
Depreciation and amortization	4,425	3,910	16,340	15,712
Goodwill impairment	7,263	-	7,263	-
Total costs and expenses	119,624	126,010	449,457	516,338

Income (loss) from operations	(11,740)	4,926	(1,198)	35,574

Other income (expense):
Interest expense	(2,921)	(3,337)	(11,949)	(14,403)
Interest income	44	144	144	579
Gain (loss) on extinguishment of debt	-	(64)	-	2,887
Other	1,561	53	7,770	4,034
Total other income (expense)	(1,316)	(3,204)	(4,035)	(6,903)

Income (loss) before income taxes	(13,056)	1,722	(5,233)	28,671

Income taxes	(3,874)	(609)	(674)	13,434

Net income (loss)	$ (9,182)	$ 2,331	$ (4,559)	$ 15,237

Income (loss) per share data:
Basic:

Net income (loss) per share	$ (0.62)	$ 0.16	$ (0.31)	$ 1.03

Weighted average shares outstanding	14,925	14,887	14,907	14,862

Diluted:

Net income (loss) per share	$ (0.62)	$ 0.16	$ (0.31)	$ 1.02

Weighted average shares outstanding	14,925	15,008	14,907	14,992

Kendle International Inc.
Selected Balance Sheet and Other Information
(In thousands)
(Unaudited)

Selected Balance Sheet Information:
	December 31, 2010	December 31, 2009

Cash and cash equivalents	$ 21,217	$ 52,103

Receivables, net of advance billings	48,061	49,085

Convertible notes, net of discount	133,082	138,308

Net Service Revenues by Geographic Region:

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2010	2009	2010	2009
North America	44%	47%	46%	48%
Europe	41%	39%	39%	38%
Latin America	12%	9%	11%	10%
Asia-Pacific	3%	5%	4%	4%

Segment Information:
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2010	2009	2010	2009
Early Stage:
Net Service Revenues	$ 6,328	$ 10,246	$ 25,888	$ 37,473
Operating Income (Loss)	(10,722)	1,488	(11,455)	4,187

Late Stage:
Net Service Revenues	$ 71,641	$ 85,487	$ 305,872	$ 370,178
Operating Income	13,251	17,975	63,575	81,109

Support and Other:
Net Service Revenues	$ (45)	$ 913	$ 2,006	$ 9,037
Operating Loss	(14,269)	(14,537)	(53,318)	(49,722)

Kendle International Inc.
Reconciliation of Non-GAAP Measures
(In thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Reconciliation of pro forma income (loss) from operations:

Income (loss) from operations, as reported	$ (11,740)	$ 4,926	$ (1,198)	$ 35,574
Restructuring expense	3,221	3,771	4,522	10,157
Goodwill impairment	7,263	-	7,263	-
Pro forma income (loss) from operations	$ (1,256)	$ 8,697	$ 10,587	$ 45,731

Reconciliation of pro forma net income (loss):

Net income (loss), as reported	$ (9,182)	$ 2,331	$ (4,558)	$ 15,237
Restructuring expense, net of tax	2,400	2,712	3,349	6,799
Goodwill impairment, net of tax	7,173	-	7,173	-
Pro forma net income	$ 391	$ 5,043	$ 5,964	$ 22,036

Reconciliation of pro forma diluted net income (loss) per share:
Net income (loss), as reported	$ (0.62)	$ 0.16	$ (0.31)	$ 1.02
Restructuring expense, net of tax	0.16	0.18	0.22	0.45
Goodwill impairment, net of tax	0.48	-	0.48	-
Rounding	0.01	-	0.01	-
Pro forma net income	$ 0.03	$ 0.34	$ 0.40	$ 1.47

See Use of Non-GAAP Measures section in the body of the press release.

CONTACT: Michael Lawson, Investors, +1-513-763-1992, or Lori Dorer, Media, +1-513-345-1685